Exhibit 99.1

Illinois American Water Completes Acquisition
Of Granite City’s Wastewater Treatment Facility

Acquisition Adds Approximately 26,000 Wastewater Customers
In Company’s Footprint

Granite City, Ill. – (March 11, 2024) – Illinois American Water, a subsidiary of American Water completed its acquisition of the assets of the wastewater treatment plant of Granite City for $86 million. The wastewater treatment plant serves approximately 26,000 customer connections, including approximately 10,500 direct and 15,500 indirect customers in surrounding communities. This transaction follows Illinois American Water’s acquisition of the wastewater collection system of Granite City in 2020, where the company has been the water service provider for over 130 years.

“We thank the Granite City Council for its vote of confidence, and we look forward to growing our partnership with Granite City residents and businesses,” said Illinois American Water President Rebecca Losli. “Our company and team of experienced employees are invested in the Granite City community and are well positioned to leverage our resources and expertise to address both their water and wastewater needs for years to come.”

Granite City Mayor Mike Parkinson said a key reason for the sale is that Illinois American Water will upgrade the Granite City Wastewater Treatment Plant and is planning approximately $40 million in capital investments at the plant in the first five years of ownership.

“We support this agreement with Illinois American Water because it is in the best interests of the Granite City community, today and tomorrow,” said Parkinson. “It will put our city’s wastewater assets and operations into the highly capable hands of Illinois American Water, and we are also able to preserve and transition all jobs for the employees.”

Mayor Parkinson added that proceeds from the sale would allow the city to invest in other critical, community needs.

“Municipalities through the country, and in Illinois, are looking at utilities like Illinois American Water for solutions on water and wastewater infrastructure needs,” added Mayor Parkinson.

In the Metro East, in recent years, Illinois American Water has purchased the wastewater system assets of Alton, Godfrey, Grafton, Jerseyville and Shiloh.

The Granite City Council approved the Asset Purchase Agreement on Wednesday, April 5, 2023, and the Illinois Commerce Commission (ICC) approved the sale on Jan. 31, 2024.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Illinois American Water
Illinois American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.3 million people. American Water also operates a quality control and research laboratory in Belleville.

AWK-IR

Media Contact
Terry Mackin
Director, External Communications
Illinois American Water
Terry.mackin@amwater.com